UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2025

UMH Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-12690	22-1890929
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, Suite 3-C
3499 Route 9 North	07728
Freehold, New Jersey	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 577-9997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	UMH	New York Stock Exchange
6.375% Series D Cumulative Redeemable Preferred Stock, $.10 par value	UMH PRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On July 22, 2025, UMH Properties, Inc. (the “Company”) sold approximately $80.2 million aggregate principal amount of its 5.85% Series B Bonds Due 2030 (the “2030 Bonds”) in an offering to investors in Israel. The 2030 Bonds were issued pursuant to a Deed of Trust between the Company and Reznik Paz Nevo Trusts Ltd., an Israeli trust company, as trustee (the “Trustee”), dated as of July 18, 2025 (the “Deed of Trust”). The 2030 Bonds are unsecured obligations of the Company denominated in Israeli shekels (“NIS”) and rank pari passu with all other unsecured obligations of the Company. The net proceeds of the sale of the 2030 Bonds, after deducting offering discounts, fees and other transaction costs, are estimated to be approximately $75.2 million, which the Company intends to use for working capital and general corporate purposes.

Principal of the 2030 Bonds will be payable on June 30, 2030. The Company will pay interest on the 2030 Bonds at a rate of 5.85% per annum, payable semi-annually on June 30 and December 31 of each year, beginning December 31, 2025 and continuing through the maturity date. Payments of principal and interest will be made in NIS and will be adjusted for changes in the exchange rate of the U.S. Dollar to the NIS as of each payment date. In the event of any future downgrade by two or more notches in the rating of the 2030 Bonds (or if the 2030 Bonds cease to be rated due to a failure by the Company to comply with certain reporting and other obligations under the Deed of Trust), the interest rate on the 2030 Bonds will be subject to increase by up to 1.25% per annum. In addition, the interest rate on the 2030 Bonds will be subject to increase by up to 0.5% per annum upon any failure by the Company to comply with certain financial covenants in the Deed of Trust. The maximum aggregate additional interest payable on the 2030 Bonds as a result of any such downgrades (or cessation of rating) and/or any such failures to comply with financial covenants would not exceed a rate of 1.5% per annum. Following any such increase in the interest rate, in the event of a subsequent upgrade or reinstatement of rating and/or compliance with such financial covenants, the interest rate will be reduced.

The Deed of Trust includes certain customary covenants, including financial covenants requiring the Company to maintain specified ratios of debt to net operating income, to shareholders equity and to earnings, and customary events of default. In addition, if the Company is not in compliance with one or more of the financial covenants, it will be restricted from making dividend payments other than those necessary to comply with the requirements to maintain its status as a REIT for income tax purposes. The covenants and events of default are substantially similar to those in the Deed of Trust for the Company’s 4.72% Series A Bonds Due 2027, which were issued in February 2022, except that the threshold amount for an event of default involving the appointment of a receiver over the Company or its assets has been lowered from 50% to 35% of total assets of the Company.

Under the Deed of Trust, the Company has the right to redeem the 2030 Bonds, in whole or in part, at any time on or after 60 days from July 22, 2025, the date on which the 2030 Bonds were listed for trading on the Tel Aviv Stock Exchange.

The 2030 Bonds and the Deed of Trust are in the Hebrew language and are governed by the laws of the State of Israel.

The 2030 Bonds have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements. The 2030 Bonds were offered solely to investors outside the United States and were not offered to, or for the account or benefit of, U.S. Persons (as defined in Regulation S under the Securities Act).

On July 22, 2025, the Company published a press release regarding the sale and issuance of the 2030 Bonds. A copy of the Company’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated July 22, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2025	UMH PROPERTIES, INC

	By:	/s/ Anna T. Chew
	Name:	Anna T. Chew
	Title:	Executive Vice President and Chief Financial Officer